CONTACT:	Daniel T. Hendrix
President and Chief Executive Officer
Patrick C. Lynch
Senior Vice President and Chief Financial Officer
(770) 437-6800

FD
Christine Mohrmann, Bob Joyce
(212) 850-5600

FOR IMMEDIATE RELEASE

INTERFACE REPORTS THIRD QUARTER 2007 RESULTS

-- Sales Increase 19.3% Year-Over-Year --
-- Record Income From Continuing Operations of $15.2 Million, or $0.25 Per Diluted Share  --
-- Record Operating Margin of 12.4% --

ATLANTA, Georgia, October 24, 2007 – Interface, Inc. (Nasdaq: IFSIA), a worldwide floorcoverings company, today announced results for the third quarter ended September 30, 2007.

Sales for the third quarter of 2007 increased 19.3% to $279.5 million from sales of $234.2 million in the year ago period.  As previously announced, the Company sold its fabrics division in July 2007, and therefore the financial statements for the third quarter of 2007, and all other periods presented, now reflect the fabrics division as discontinued operations.

Operating income for the third quarter of 2007 increased 36.1% to $34.8 million, or 12.4% of sales, which is a record operating margin for the Company.  This compares with operating income of $25.5 million, or 10.9% of sales, in the third quarter of last year.  Income from continuing operations was $15.2 million in the 2007 third quarter, which also is a record high for the Company, compared with income from continuing operations of $9.5 million in the third quarter of 2006.  The results for the third quarter 2007 included expenses on an after-tax basis of $0.7 million, or $0.01 per diluted share, for premiums paid in connection with the previously announced redemption of the Company’s 7.3% Senior Notes, versus $0.1 million on an after-tax basis for premiums paid on repurchases of those notes in the prior year period.  Including results of discontinued operations, net income was $8.6 million, or $0.14 per diluted share, in the 2007 third quarter, compared with net income of $9.1 million, or $0.17 per diluted share, in the 2006 third quarter.

INTERFACE REPORTS THIRD QUARTER 2007 RESULTS

“We are very pleased with our performance during the third quarter of 2007, in which we saw strong growth in revenue and record levels in operating margin and income from continuing operations,” said Daniel T. Hendrix, President and Chief Executive Officer.  “Driven by the continuing strength of the corporate office market and our segmentation strategy, our modular business continued its strong performance in the period, as revenues grew more than 20% to record levels across each of our key geographic regions of the Americas, Europe and Asia-Pacific.”

Patrick C. Lynch, Senior Vice President and Chief Financial Officer, commented, “We are extremely pleased with the results of the quarter, particularly with respect to our modular carpet segment.  Sales in that segment increased 25.5% year-over-year with its operating income increasing 44.9%.  In our Bentley Prince Street segment, overall revenues were modestly lower compared with the third quarter of 2006.  However, the modular component within the Bentley Prince Street segment had strong sales growth, which was in-line with the demand we are seeing in our modular carpet segment and indicative of the shift we have seen in the broader market to modular solutions.  We reported operating income of $1.3 million in the Bentley Prince Street segment, which is down from the prior year period primarily as a result of the investment we are making in the installation of a new carpet tile backing line at the plant.  During the quarter, we also continued to improve our balance sheet with the reduction of outstanding debt by $81 million, mostly due to our redemption of the outstanding 7.3% Senior Notes.”

For the first nine months of 2007, sales were $787.9 million, compared with $655.5 million for the same period a year ago, an increase of 20.2%.  Operating income for the 2007 nine-month period was $90.0 million, versus operating income of $69.7 million for the comparable 2006 nine-month period.  Income from continuing operations was $37.6 million, or $0.61 per diluted share, in the 2007 nine-month period, compared with income from continuing operations of $23.4 million, or $0.43 per diluted share, in the same period a year ago.  The results for the first nine months of 2007 included expenses on an after-tax basis of $0.9 million, or $0.02 per diluted share, for premiums paid in connection with the redemption of the Company’s 7.3% Senior Notes, versus $0.5 million, or $0.01 per diluted share, on an after-tax basis for premiums paid on repurchases of those notes in the first nine months of 2006.  Including results of discontinued operations, the Company recorded a net loss for the first nine months of 2007 of $31.1 million, or $0.50 per diluted share, compared with a net loss of $2.1 million, or $0.04 per diluted share, for the 2006 first nine months.

INTERFACE REPORTS THIRD QUARTER 2007 RESULTS

Mr. Hendrix concluded, “As we enter the fourth quarter, which typically is our best quarter of the yearly cycle, I believe the opportunities for our business have never been better.  We continued to see solid order growth in the third quarter, with consolidated orders increasing 10% year-over-year and modular carpet segment orders increasing 14% year-over-year.  While this is somewhat more moderate growth compared with what we experienced in the second quarter of 2007, we believe the second quarter orders were positively affected by an announced price increase and by our bigger presence in the institutional marketplace which has a busy buying season during that time of the year.  In the first few weeks of the fourth quarter, consolidated order growth rates have climbed back over the 15% level.  Overall, we are growing our share in an expanding market, we continue to benefit from the secular shift toward modular applications through our segmentation strategy and from the penetration of carpet tile in emerging geographic markets, and we have a healthy backlog of orders.  With this momentum, we are looking forward to a great finish on the year.”

The Company will host a conference call tomorrow, October 25, 2007, at 9:00 a.m. Eastern Time, to discuss its third quarter 2007 results.  The conference call will be simultaneously broadcast live over the Internet. Listeners may access the conference call live over the Internet at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112931&eventID=1669286 or through the Company’s website at http://www.interfaceinc.com/results/investor/.  The archived version of the webcast will be available at these sites for one year beginning approximately 1 hour after the call ends.

Interface, Inc. is the world’s largest manufacturer of modular carpet, which it markets under the InterfaceFLOR, FLOR, Heuga and Bentley Prince Street brands, and, through its Bentley Prince Street brand, enjoys a leading position in the designer quality segment of the broadloom carpet market.  The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.

INTERFACE REPORTS THIRD QUARTER 2007 RESULTS

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings,” “Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely,” “Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations,” “Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers,” “Unanticipated termination or interruption of any of our arrangements with our primary third-party suppliers of synthetic fiber could have a material adverse effect on us,” “We have a significant amount of indebtedness, which could have important negative consequences to us,” “The market price of our common stock has been volatile and the value of your investment may decline,” “Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets,” “Our Chairman, together with other insiders, currently has sufficient voting power to elect a majority of our Board of Directors,” and “Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock.”  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

INTERFACE REPORTS THIRD QUARTER 2007 RESULTS

Consolidated Condensed Statements of Operations	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	09/30/07	10/01/06	09/30/07	10/01/06

Net Sales	$279,471	$234,221	$787,925	$655,539
Cost of Sales	181,542	154,309	514,543	431,995
Gross Profit	97,929	79,912	273,382	223,544
Selling, General & Administrative Expenses	63,179	54,377	181,558	153,832
Loss on Disposal – Specialty Products	--	--	1,873	--
Operating Income	34,750	25,535	89,951	69,712
Interest Expense	8,643	10,504	26,924	32,672
Other Expense, Net	1,281	372	2,316	1,090
Income Before Taxes	24,826	14,659	60,711	35,950
Income Tax Expense	9,620	5,175	23,113	12,561
Income from Continuing Operations	15,206	9,484	37,598	23,389
Discontinued Operations, Net of Tax	(6,650)	(378)	(68,660)	(23,763)
Loss on Disposal – Discontinued Operations, Net of Tax	--	--	--	(1,723)
Net Income (Loss)	$8,556	$9,106	$(31,062)	$(2,097)

Earnings (Loss) Per Share - Basic
Continuing Operations	$0.25	$0.18	$0.62	$0.44
Discontinued Operations	(0.11)	(0.01)	(1.13)	(0.45)
Loss on Disposal	--	--	--	(0.03)
Earnings (Loss) Per Share – Basic	$0.14	$0.17	$(0.51)	$(0.04)

Earnings (Loss) Per Share – Diluted
Continuing Operations	$0.25	$0.17	$0.61	$0.43
Discontinued Operations	(0.11)	--	(1.11)	(0.44)
Loss on Disposal	--	--	--	(0.03)
Earnings (Loss) Per Share – Diluted	$0.14	$0.17	$(0.50)	$(0.04)

Common Shares Outstanding – Basic	60,711	53,454	60,448	53,175
Common Shares Outstanding – Diluted	61,860	55,070	61,590	54,750

Orders from Continuing Operations*	271,951	247,207	833,713	686,764
Continuing Operations Backlog (as of 09/30/07 and 10/01/06, respectively)*			142,706	122,601

________________

*	Orders from Continuing Operations and Continuing Operations Backlog exclude all activity related to the Fabrics Group business segment, which was sold in the third quarter of 2007.

INTERFACE REPORTS THIRD QUARTER 2007 RESULTS

Consolidated Condensed Balance Sheets
(In thousands)	09/30/07	12/31/06
Assets
Cash	$77,530	$109,157
Accounts Receivable	166,254	143,025
Inventory	124,432	112,293
Other Current Assets	24,860	28,634
Assets of Businesses Held for Sale	2,212	158,322
Total Current Assets	395,288	551,431
Property, Plant & Equipment	152,902	134,631
Other Assets	275,080	242,278
Total Assets	$823,270	$928,340

Liabilities
Accounts Payable	$60,408	$49,542
Accrued Liabilities	106,675	98,702
Current Portion of Long-Term Debt	--	--
Liabilities of Businesses Held for Sale	1,520	22,934
Total Current Liabilities	168,603	171,178
Long-Term Debt	7,169	--
Senior and Senior Subordinated Notes	310,000	411,365
Other Long-Term Liabilities	81,412	71,403
Total Liabilities	567,184	653,946
Shareholders’ Equity	256,086	274,394
Total Liabilities and Shareholders’ Equity	$823,270	$928,340

Consolidated Condensed Statements of Cash Flows	Three Months Ended				Nine Months Ended
(In millions)	09/30/07		10/01/06		09/30/07		10/01/06

Net Income (Loss)		$8.5		$9.1		$(31.1)		$(2.1)
Adjustments for Discontinued Operations		6.7		0.4		68.7		25.5
Net Income (Loss) from Continuing Operations		$15.2		$9.5		$37.6		$23.4
Depreciation and Amortization		5.1		5.0		17.1		15.8
Deferred Income Taxes and Other Non-Cash Items		1.9		(1.4)		1.9		(7.1)
Change in Working Capital
Accounts Receivable	(11.5)		(12.4)		(19.5)		(21.3)
Inventories	5.3		(5.3)		(10.8)		(23.7)
Prepaids	3.5		0.6		5.2		(2.5)
Accounts Payable and Accrued Expenses	4.2		(2.1)		12.5		2.9
Cash Provided from (Used in) Continuing Operations		23.7		(6.1)		44.0		(12.5)
Cash Provided from (Used in) Operating Activities of Discontinued Operations		(5.1)		3.8		(1.9)		3.3
Cash Provided from (Used in) Operating Activities		18.6		(2.3)		42.1		(9.2)
Cash Provided from (Used in) Investing Activities		49.0		(7.4)		17.9		1.4
Cash Provided from (Used in) Financing Activities		(81.0)		12.5		(94.3)		(11.7)
Effect of Exchange Rate Changes on Cash		1.6		0.0		2.7		1.2
Net (Decrease) Increase in Cash		$(11.8)		$2.8		$(31.6)		$(18.3)

INTERFACE REPORTS THIRD QUARTER 2007 RESULTS

Consolidated Condensed Segment Reporting
(In millions)
	Three Months Ended			Nine Months Ended
	09/30/07	10/01/06	% Change	09/30/07	10/01/06	% Change
Net Sales
Modular Carpet	$242.9	$193.6	25.5%	$673.7	$546.0	23.4%
Bentley Prince Street	36.6	37.1	(1.3%)	112.1	100.1	12.0%
Specialty Products	--	3.5	*	2.2	9.4	(76.6%)
Total	$279.5	$234.2	19.3%	$788.0	$655.5	20.2%

Operating Income (Loss)
Modular Carpet	$35.2	$24.3	44.9%	$93.6	$68.6	36.4%
Bentley Prince Street	1.3	2.2	(40.9%)	4.2	4.5	(6.7%)
Specialty Products	--	0.1	*	(1.8)	0.1	*
Corporate Expenses and Eliminations	(1.7)	(1.1)	(54.5%)	(6.0)	(3.5)	(71.4%)
Total	$34.8	$25.5	36.5%	$90.0	$69.7	29.1%

* Not meaningful

#    #   #